Exhibit 15.7

Dated: June 30, 2005

Halifax plc: Annual Compliance Certificate

Dated:  June 30, 2005

Halifax plc: Annual Compliance Certificate

The undersigned, a duly authorised representative of Halifax plc, acting as Servicer (the Servicer), pursuant to the Amended and Restated Servicing Agreement between the Servicer, Halifax plc as Seller, Permanent Mortgages Trustee Limited as Mortgages Trustee, Permanent Funding (No. 1) Limited as Funding 1 and The Bank of New York as the Security Trustee dated 22nd June 2005, as amended (the Agreement), certifies that:

1.               A review of the activities of the Servicer during the period from 1st January 2004 to 31st December 2004 and its performance under the aforementioned Agreement has been made under my supervision.

2.               Based on such review, to the best of my knowledge, the Servicer has fulfilled its obligations under the Agreement and the minimum servicing standards attached as Appendix 1 throughout the period from 1st January 2004 to 31st December 2004 in all material respects, except as may be set forth in paragraph 3 below.

3.               The following is a description of any exceptions to paragraph 2 above:

None.

Capitalised terms used but not defined in this Annual Compliance Certificate have their respective meanings set forth in the Agreement, unless the context requires otherwise or unless otherwise defined in this Certificate.

IN WITNESS WHEREOF, the undersigned has duly executed this Annual Compliance Certificate this 30th day of June, 2005.

/s/ David Nicholson
Authorised signatory
Halifax plc

Appendix 1: Specified standards

Permanent Funding (No. 1) Limited has identified the following standards, defined as the minimum servicing standards to which Halifax plc as Servicer is required to comply.

(1) General servicing considerations.

(i) Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

(2) Cash collection and administration.

(i) Payments on pool assets are deposited into the appropriate custodial bank account - the Permanent Mortgages Trustee GIC control account - no more than two business days of receipt.

(ii) Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

(iii) The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

(iv) Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts namely the Permanent Mortgages Trustee GIC control account, Permanent Funding (No. 1) plc GIC account, Permanent Financing (No. 3) plc capital account and Permanent Financing (No. 3) plc transaction account, Permanent Financing (No. 4) plc capital account and Permanent Financing (No. 4) plc transaction account, Permanent Financing (No. 5) plc capital account and Permanent Financing (No. 5) plc transaction account, Permanent Financing (No. 6) plc capital account and Permanent Financing (No. 6) plc transaction account. These reconciliations:

(A) Are mathematically accurate;

(B) Are prepared within 30 calendar days after the bank statement cut-off date;

(C) Are reviewed and approved by someone other than the person who prepared the reconciliation; and

(D) Contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification.

(3) Investor remittances and reporting.

(ii) Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

(4) Pool asset administration.

(i) The Servicer has made reasonable endeavours to maintain collateral or security on pool assets.

(ii) Pool assets and related documents are safeguarded as required by the transaction agreements.

(iii) Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(iv) The Servicer’s records regarding the pool assets agree with the lender’s records with respect to the unpaid principal balance.

(v) Changes with respect to the terms or status of a pool asset (for example loan modifications or re-ageings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

(vi) Loss mitigation or recovery actions (e.g., foreclosures or repossessions) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements. Such programs include a hierarchy of workout procedures (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, as applicable).

(vii) Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(viii) Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.

(ix) Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.

(x) Any external enhancement or other support is maintained as set forth in the transaction agreements.